Exhibit 99.(e)(3)

Final Version

January 10, 2013

Symphony Investors LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue
New York, NY 10022

Re:          Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Tender Offer Agreement, dated as of the date hereof (as amended or modified from time to time in accordance with its terms and the terms of the Investor Agreement (as defined below), the “TOA”), by and among Symphony Investors LLC, a Delaware limited liability company (the “Offeror”), SUPERVALU INC., a Delaware corporation (“SVU”), and, solely for purposes of Section 2.09, Section 2.10 and Section 5.04 of the TOA, Cerberus Capital Management, L.P. (“Cerberus”).  Capitalized or other terms used and not defined herein but defined in the TOA shall have the meanings ascribed to them in the TOA.  This letter agreement is being delivered by each “Equity Investor” set forth on Annex A (each an “Equity Investor”, and, collectively, the “Equity Investors”) and, solely for purposes of Section 10, by each “Sponsor” set forth on Annex A (each, a “Sponsor”), to the Offeror in connection with the execution of the TOA.  Concurrently with the execution of this letter agreement, the parties hereto are entering into an Investment and Interim Investors Agreement (the “Investor Agreement”).

1.     Commitments.  This letter agreement confirms the commitment to the Offeror of each Equity Investor, on a several (and not joint or joint and several) basis and subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 3(a) to purchase), equity interests of the Offeror at the Offer Closing representing immediately after the Offer Closing the percentage of outstanding equity interests of Offeror set forth opposite such Equity Investor’s name on Annex A (with respect to each Equity Investor, its “Subject Equity Securities”), for an amount of cash equal to the “Commitment Amount” set forth opposite such Equity Investor’s name on Annex A (such amount, with respect to each Equity Investor, its “Commitment”), in each case, solely for the purpose of consummating the transactions contemplated by the TOA and the payment of related expenses.  The parties agree that (i) the equity interests to be issued pursuant to this letter agreement shall be in the same form and be pari passu and (ii) no Equity Investor (together with its permitted assigns) shall under any circumstances be obligated under this letter agreement to purchase any equity of the Offeror for a purchase price in excess of its Commitment.  Offeror hereby confirms that (i) as of the date hereof, it has no equity interests outstanding and (ii) as of the Closing, it shall have no interests outstanding other than equity interests issued pursuant to this letter agreement.  Subject to the terms and conditions of the Investor Agreement, the Offeror hereby agrees to issue each Equity Investor its Subject Equity Securities concurrently with the funding of its Commitment.  Each Equity Investor hereby confirms that it has funds or capital commitments in an amount not less that such Equity Investor’s Commitment that may be called to satisfy such Equity Investor’s obligations hereunder without satisfaction of conditions outside such Equity Investor’s control

(other than the conditions set forth herein and the TOA).  The obligation of each Equity Investor (together with its permitted assigns) to fund its Commitment, and the Offeror to issue the Subject Equity Securities to each Equity Investor, is subject to (i) the terms of this letter agreement, (ii) the satisfaction or waiver by the Offeror (with the prior written consent of the Requisite Investors (as such term is defined in, and, to the extent required under, the Investor Agreement)) of each of the Offer Conditions set forth in Exhibit A of the TOA, in each case other than those conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the satisfaction or waiver of such conditions and (iii) the substantially contemporaneous funding by each other Equity Investor (or any replacement investor in accordance with the Investor Agreement) of its Commitment hereunder.  Notwithstanding anything to the contrary in the prior sentence, to facilitate an orderly Offer Closing, each Equity Investor shall pay its Commitment Amount by wire transfer of immediately available funds to Cerberus or its designated affiliate on the second Business Day prior to the anticipated Expiration Time, which funds (x) shall be held in a segregated account, (y) shall be only used to purchase shares of Company Common Stock pursuant to the Offer or the Issuance (and pay related expenses) on behalf of the Offeror if the conditions in clauses (i) and (ii) of the prior sentence are satisfied and (z) shall be returned promptly to such Equity Investor if the Offer Closing does not occur by the sixth Business Day after the anticipated Offer Closing Date (provided that such return shall not terminate any Equity Investor’s obligations hereunder).  To the extent the aggregate amount of the Commitments is in excess of the sum of the amount required to (1) purchase shares of Company Common Stock pursuant to the Offer and the Issuance (if any) and (2) pay all related costs, expenses, and fees incurred in connection therewih (including all Offeror Expenses (as defined in the Investor Agreement)), then such excess shall be returned promptly to the Equity Investors on a pro rata basis (based on each Equity Investor’s Commitment).

2.     Termination.  Each Equity Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (i) the Offer Closing if such Equity Investor has fully satisfied its Commitment pursuant to Section 1 hereof (at which time the obligation shall be discharged), (ii) valid termination of the TOA in accordance with the terms of Article VI thereof, (iii) the commencement of any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative) by SVU or any of its Affiliates (an “SVU Action”) against any Equity Investor or any Related Party (as defined below) thereof relating to this letter agreement, the TOA or any of the transactions contemplated hereby or thereby (excluding, for the avoidance of doubt, the SPA or the transactions contemplated thereby) (other than the enforcement of SVU’s rights to specific performance against the Offeror  in respect of the Equity Financing pursuant to Section 7.11 of the TOA, SVU’s rights as a third party beneficiary to specific performance by the Offeror against an Equity Investor pursuant to this letter agreement (but only (x) where SVU is entitled to specific performance pursuant to Section 7.11 of the TOA or (y) in connection with the obligations of any Sponsor or Equity Investor pursuant to Section 10 hereof) and SVU’s rights against the Guarantor pursuant to the Limited Guarantee (collectively, “Non-Prohibited Claims”)), (iv) any judgment against the Offeror that includes the payment of the Buyer Termination Fee (as such term is defined in the SPA) and (v) November 10, 2013.  Upon termination of this letter agreement, no Equity Investor shall have any further obligations or liabilities in respect of its Commitment hereunder; provided, however, such termination shall not affect the obligations of the Equity Investors under the Investor Agreement that survive termination of this letter

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agreement; provided, further, such termination shall not affect the obligations of the Equity Investors and the Sponsors pursuant to Section 10, which obligations shall survive until the termination of the applicable underlying obligations set forth in the TOA.

3.     Assignment; Amendments and Waivers; Entire Agreement.

(a)                   The rights and obligations of the Offeror under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by the Offeror without the prior written consent of each Equity Investor, and any attempted assignment shall be null and void and of no force or effect.  The rights and obligations of each Equity Investor under this letter agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by such Equity Investor without the prior written consent of the Offeror and Cerberus, and any attempted assignment shall be null and void and of no force or effect.  Notwithstanding the foregoing, each Equity Investor may assign all or a portion of its obligations to fund its Commitment to one or more of its affiliated investment funds (including any alternative investment vehicle) that is advised by the investment manager of such Equity Investor or to any Affiliate of such Equity Investor.  No assignment pursuant to this Section 3(a) shall relieve any Equity Investor of its Commitment obligations hereunder except to the extent such obligations are actually fulfilled by any such affiliated entity.

(b)                This letter agreement may not be amended or otherwise modified except by an instrument signed by each of the parties hereto and SVU.  The observance of any provision of this letter agreement may be waived only if the party that will lose the benefit of such provision as a result of such waiver (including SVU) executes a waiver in writing.

(c)                This letter agreement, together with the Investor Agreement and, with respect to the Guarantor, the Limited Guarantee, and the Equity Commitment Letter (as defined in the SPA), together with the Investment and Interim Investor Agreement by and among the Buyer and the equity investors set forth on Exhibit A thereto and, with respect to the Guarantor, the Sponsor Guarantee (as defined in the SPA) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between the Offeror and the Equity Investors with respect to the subject matter hereof.

4.     Third Party Beneficiaries.

(a)                Except as set forth in Section 4(b), (i) this letter agreement shall be binding solely on, and inure solely to the benefit of, the Offeror and the Equity Investors, and their respective successors and permitted assigns, and (ii) nothing set forth in this letter agreement shall be construed to confer upon or give to any person, other than the Offeror and the Equity Investors, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Offeror to enforce, the Commitment or any provisions of this letter agreement; provided, that the Related Parties are express third-party beneficiaries of this letter agreement entitled to enforce each of the provisions hereof.

(b)                The Offeror, the Equity Investors and, solely for purposes of Section 10, the Sponsors, acknowledge and agree that (i) this letter agreement is a material inducement to SVU entering into the TOA and that SVU would not have otherwise entered into the TOA and

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(ii) SVU would suffer irreparable damage if any Commitment were not funded in accordance with the terms hereof or as a result of any breach of Section 10, and, accordingly, that SVU shall be an express third-party beneficiary of this letter agreement and shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement or to enforce specifically the performance of the terms and provisions of this letter agreement, without posting of a bond or other security, in each case subject to the terms and conditions herein and in Section 7.11 of the TOA.

5.              Limited Recourse; Enforcement.

(a)                Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously and in connection herewith, no person (other than the Offeror and the Equity Investors and their permitted assigns (if any), to the extent provided in, and subject to the limitations of, this letter agreement) shall have any obligation hereunder and, notwithstanding that any Equity Investor or any of their permitted assigns may be a partnership or limited liability company, no person shall have any rights of recovery against, or recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against, any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, financing sources, assignees, successors or predecessors or attorneys or other representatives or successors or assigns of any of the foregoing (each, a “Related Party” and together, the “Related Parties”, it being understood that the foregoing and the term Related Parties shall not include the Equity Investors, the Guarantor, or the Offeror), in each case, other than (i) solely against the Equity Investors, to the extent provided in, and subject to the limitations contained in, this letter agreement and the Investor Agreement and (ii) against any Sponsors and/or any Equity Investor solely in connection with their obligations pursuant to Section 10 (collectively, the “Available Remedies”), whether by or through attempted piercing of the corporate veil, by or through any claim against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Equity Investor under this letter agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation (in each case, other than in respect of the Available Remedies solely against the Equity Investors).  For the avoidance of doubt nothing in this Section 5(a) shall impair any rights of SVU pursuant to the Limited Guarantee, the TOA, the SPA, and the other Transaction Documents against the other parties thereto in accordance with the terms thereof.

(b)           This letter agreement may be enforced only by the Offeror, the Guarantor (subject to the terms herein and in the Investor Agreement), the Equity Investors (solely by action by the Independent Investors (as defined in the Investor Agreement) in

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accordance with the Investor Agreement) to cause Offeror to enforce this letter agreement against Cerberus and/or the Equity Investor that is an Affiliate of Cerberus) or by SVU against the Offeror to cause performance hereunder by each Equity Investor and, for purposes of Section 10, each Sponsor (subject to the terms herein and in the TOA) and only in accordance with this letter agreement.  Notwithstanding anything to the contrary in this letter agreement, none of the Offeror’s creditors shall have any right to cause the Offeror to enforce this letter agreement and none of SVU’s equityholders or creditors shall have any right to enforce or cause the Offeror to enforce this letter agreement.

(c)           Each Equity Investor hereby agrees that (i) without limiting the provisions of the Investor Agreement with respect to enforcing this letter agreement against Cerberus and any of its Affiliates party hereto and without limiting any damages or losses for which any Equity Investor or any of its Affiliates is responsible in accordance with the Investor Agreement, the agreements and obligations of each Equity Investor are not enforceable by any other Equity Investor other than the Guarantor and (ii) under no circumstances shall an Equity Investor (including, without limitation, the Guarantor) (or any of its Related Parties or assignees, including, with respect to the Guarantor, Cerberus) be liable hereunder for any special, incidental, consequential, indirect or punitive damages to any person, including the Offeror, SVU, SVU’s stockholders or any of their respective Affiliates in respect of such Equity Investor’s Commitment.

6.             Confidentiality.  This letter agreement shall be treated as confidential and is being provided solely in connection with the transactions contemplated by the TOA.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document other than the TOA, the SPA and any ancillary agreement or document with respect thereto, except with the prior written consent of each Equity Investor (so long as such consent is not unreasonably withheld, delayed or conditioned); provided that no such written consent shall be required for disclosures by the Offeror to SVU or its officers, directors, employees, advisors, representatives and agents so long as each such person agrees to keep such information confidential on terms substantially identical to the terms contained in this Section 6; provided, further, that any party hereto or SVU may disclose the existence and terms of this letter agreement to the extent required by any applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity, or pursuant to any dispute, litigation or claim arising out of or relating to the transactions contemplated hereby.  The Equity Investors hereby consent to the disclosure of the material terms of this letter agreement and the Investor Agreement in the Offer to Purchase (as defined in the TOA) and any related documentation.

7.             Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall only be brought and determined in any federal court of the Southern District of New York

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or any state court located in the Borough of Manhattan, City of New York, State of New York.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7; (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.

9.             Counterparts.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

10.          Sponsor Action.  Each Sponsor agrees to, and to cause the Equity Investor set forth opposite such Sponsor’s name on Exhibit A hereto (each such Equity Investor, the “Sponsor’s Equity Investor”) to comply with the applicable terms and conditions of this letter agreement.  Each Sponsor agrees to, and to cause such Sponsor’s Equity Investor to, (i) reasonably cooperate in doing all things necessary, proper or advisable within such Sponsor’s control in connection with the satisfaction by the Offeror of its obligations under Sections 2.09 and 2.10 of the TOA and, prior to the Offer Closing, its obligations under Section 5.04 of the TOA to the same extent Sponsor (as defined in the TOA) is obligated under Section 5.04 of the TOA and (ii) to comply with Sections 2.09 and 2.10 of the TOA to the extent applicable to such Sponsor’s Equity Investor or its Affiliates.  To the extent necessary to comply with the prior sentence, each Sponsor agrees to cause its controlled Affiliates to reasonably cooperate in connection with the satisfaction by the Offeror of its obligations under Sections 2.09 and 2.10 of the TOA to the extent applicable to such controlled Affiliates and, prior to the Offer Closing, its obligations under Section 5.04 of the TOA to the same extent Sponsor (as defined in the TOA) is obligated under Section 5.04 of the TOA, provided, however, that notwithstanding anything to the contrary contained in the TOA, nothing in this letter agreement or the TOA shall require, or

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be construed to require (a) such Sponsor, Equity Investor or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Offer Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Sponsor, Equity Investor or any of its Affiliates or to agree to make any material changes (including through a licensing agreement) or restriction on, or other impairment of its ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein, its ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to ownership interests in Offeror or any of its Affiliates or (b) such Sponsor, Equity Investor or any of its Affiliates to provide any more capital than is committed by it under this letter agreement or waive any condition or agree to any changes to this letter agreement; provided, further, however, that in the event of a breach of this Section 10, SVU shall not be entitled hereunder to monetary damages from any Equity Investor, but rather (and without limiting the availability of specific performance as the third-party beneficiary of this letter agreement) the only monetary damages for which SVU shall be entitled as a result of such breach shall be the Buyer Termination Fee from Buyer when and if required to be paid under the SPA (subject to the limitations set forth therein).

[Signature pages follow]

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Very truly yours,

Cerberus Capital Management, L.P.

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

Cerberus Institutional Partners V, L.P.

By: Cerberus Institutional Associates II, L.L.C., its General Partner

By:	/s/ Mark Neporent
Name: Mark Neporent
Title: Senior Managing Director

Kimco Realty Services, Inc.

By:	/s/ Raymond Edwards
Name: Raymond Edwards
Title: Vice President

Jubilee Limited Partnership

By:	/s/ Benton E. Kraner
Name: Benton E. Kraner
Title: Sr. V.P.

Sei, Inc.

By:	/s/ Benton E. Kraner
Name: Benton E. Kraner
Title: Sr. V.P.

Jubilee Symphony Tender LLC

By:	/s/ Benton E. Kraner
Name: Benton E. Kraner
Title: Sr. V.P.

Lubert-Adler Real Estate Fund VI, L.P.

By: Lubert-Adler Group VI, L.P., its general partner

By: Lubert-Adler Group VI, LLC, its general partner

By:	/s/ Dean S. Adler
	Name:	Dean S. Adler
	Title:	Chief Executive Officer

Lubert-Adler Real Estate Fund VI-A, L.P.

By: Lubert-Adler Group VI-A, L.P., its general partner

By: Lubert-Adler Group VI-A, LLC, its general partner

By:	/s/ Dean S. Adler
	Name:	Dean S. Adler
	Title:	Chief Executive Officer

Lubert-Adler Real Estate Fund VI-B, L.P.

By: Lubert-Adler Group VI-B, L.P., its general partner

By: Lubert-Adler Group VI-B, LLC, its general partner

By:	/s/ Dean S. Adler
	Name:	Dean S. Adler
	Title:	Chief Executive Officer

SVU VI, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

SVU VI-A, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

SVU VI-B, LLC

By:	/s/ Dean S. Adler
Name: Dean S. Adler
Title: Chief Executive Officer

Klaff Realty, LP

By: Klaff Realty, Limited, its General Partner

By:	/s/ Hersch M. Klaff
Name:	Hersch M. Klaff
Title:	President

A-S Klaff Equity, LLC

By: Klaff Realty, LP, its Manager

By: Klaff Realty, Limited, its General Partner

By:	/s/ Hersch M. Klaff
Name:	Hersch M. Klaff
Title:	President

Accepted and agreed:

Symphony Investors LLC

By:	/s/ Mark Neporent
Name:	Mark Neporent
Title:	Senior Managing Director

Annex A

Equity Investor Commitments

Sponsor	Equity Investor	Commitment(1)		Ownership Percentage
Cerberus Capital Management, L.P.	Cerberus Institutional Partners V, L.P.	$103.270	(2)	39.52%
Kimco Realty Services, Inc.	Kimco Realty Services, Inc.	$39.512		15.12%
Jubilee Limited Partnership, Sei, Inc.	Jubilee Symphony Tender LLC	$39.512		15.12%
Lubert-Adler Real Estate Fund VI, L.P.	SVU VI, LLC	$19.317		7.39%
Lubert-Adler Real Estate Fund VI-A, L.P.	SVU VI-A, LLC	$5.477		2.09%
Lubert-Adler Real Estate Fund VI-B, L.P.	SVU VI-B, LLC	$14.718		5.63%
Klaff Realty, LP	A-S Klaff Equity, LLC	$39.512		15.12%
	Total Equity Investors	$261.318		100.00%

(1)  In millions.

(2)  Includes Management Commitments.